Exhibit  5.1

September  6,  2002


The  Board  of  Directors
Interspace  Enterprises,  Inc.
7825  Fay  Avenue,  Ste.  200
La  Jolla,  California  92037

Gentlemen:

     I refer to the Registration Statement filed on form SB-2/A with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act") relating to an aggregate of 80,296,991 Shares of the Common Stock of the Company, $0.0001 par value, (the "Shares") to be issued.

     As special counsel to the Company (Commission File Number 000-28465) , I have examined the laws of the State of Colorado, corporate records, documents and such questions of law as I have considered necessary or appropriate for purposes of this opinion and, upon the basis of such examination, advise you that in my opinion, all necessary corporate proceedings have been taken to authorize the issuance of the shares and that the shares being registered pursuant to the Registration Statement, when issued, will be fully authorized, legally issued, fully paid and non-assessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement as amended. This consent is not to be construed as an admission that I am a person whose consent is required to be filed with the Registration statement under the provisions of the Act.

Very  truly  yours,


/s/  W.  Andrew  Stack
W.  Andrew  Stack,  Esq.

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